UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 2, 2002


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.  OTHER EVENTS

     On October 2, 2002, Calpine Corporation announced it has completed the previously announced sale of substantially all of its British Columbia oil and gas properties to Calgary, Alberta-based Pengrowth Corporation (Pengrowth) [TSX:PGF-U], administrator of Pengrowth Energy Trust, for approximately US$243.7 million. Calpine received a US$155.3 million cash payment from Pengrowth; the remaining US$88.4 million was paid from the purchase in the open market and tendering of Calpine debt securities by Pengrowth.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

     99.0 Press release dated October 2, 2002 - Calpine Completes Sale of British Columbia Oil and Gas Properties


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  October 3, 2002

EXHIBIT 99.0

NEWS RELEASE                                              CONTACTS: 408/995-5115
                                        Media Relations: Katherine Potter, X1168
                                         Investor Relations: Rick Barraza, X1125


                   CALPINE COMPLETES SALE OF BRITISH COLUMBIA
                             OIL AND GAS PROPERTIES

     (SAN JOSE, CALIF.) October 2, 2002 - Calpine Corporation [NYSE:CPN] today announced it has completed the previously announced sale of substantially all of its British Columbia oil and gas properties to Calgary, Alberta-based Pengrowth Corporation (Pengrowth) [TSX:PGF-U], administrator of Pengrowth Energy Trust, for approximately US$243.7 million. Of the total consideration, which exceeds book value, Calpine received a US$155.3 million cash payment from Pengrowth; the remaining US$88.4 million was paid from the purchase in the open market and tendering of Calpine debt securities by Pengrowth.

     "This asset sale provides Calpine an excellent opportunity to improve our balance sheet. With the acquisition of our securities, we will reduce our debt outstanding by $197.4 million, record a gain approximately $111.1 million and lower our annual interest expense on these securities by approximately $16.6 million," stated Calpine's CFO and Executive Vice President Bob Kelly.

     The cost of $88.4 million to Pengrowth to acquire the securities included a market cost of $82.9 million, accrued interest of $4.5 million and fees of $1 million. The face value of the securities purchased and tendered to Calpine was $197.4 million and consisted of the following securities:

     o    $17.25 million 7-7/8% Senior Notes Due 2008
     o    $90.15 million 8-1/2% Senior Notes Due 2008
     o    $14.09 million 7-3/4% Senior Notes Due 2009
     o    $17.50 million 8-5/8% Senior Notes Due 2010
     o    $58.50 million 8-1/2% Senior Notes Due 2011

     Based in San Jose, Calif., Calpine Corporation is an independent power company that is dedicated to providing customers with clean, efficient, natural gas-fired power generation. It generates and markets power through plants it develops, owns and operates in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine also is the world's largest producer of renewable geothermal energy, and it owns approximately 1.0 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forwardlooking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) unseasonable weather patterns that produce reduced demand for power;
(vi) systemic  economic  slowdowns,  which can adversely  affect  consumption of power by businesses and consumers; (vii) cost estimates are preliminary and actual costs may be higher than estimated; (viii) a competitor's development of lower-cost generating gas-fired power plants; (ix) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (x) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (xi) the effects on the Company's business resulting from reduced liquidity in the trading and power industry; (xii) the Company's ability to access the capital markets on attractive term; (xiii) sources and uses of cash are estimates based on current expectations; actual sources may be lower and actual uses may be higher than estimated; (xiv) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xv) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and in our Annual Report on Form 10-K for the year ended December 31, 2001, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.